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                                                                   Exhibit 10.21

                                                                   [Rangos, Sr.]



                      CONSULTING AND NON-COMPETE AGREEMENT

                  This Agreement is entered into this 30th day of June, 1995, between USA Waste Services, Inc., a Delaware corporation (the "Company"), and John G. Rangos, Sr. ("Rangos").

                                    RECITALS

                  Rangos and certain members of his family are stockholders, officers and directors of Chambers Development Company, Inc., a Delaware corporation ("Chambers").

                  The company, Chambers Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), and Chambers have entered into an Agreement and Plan of Merger dated the 28th day of November, 1994 (the "Merger Agreement"), pursuant to which the Subsidiary will merge with and into Chambers, with Chambers remaining as the surviving corporation and a wholly owned subsidiary of the Company (the "Merger").

                  From and after the Effective Time (as defined in the Merger Agreement), Rangos will terminate his employment with Chambers, and the Company desires to retain Rangos thereafter as a consultant with respect to the business of the Company on the terms set forth in this Agreement.

                  Rangos is willing to provide certain consulting services to the Company on the terms set forth in this Agreement.

                  The Company desires to secure the promise of Rangos not to compete with the Company and its Affiliates (as defined below) in the waste collection, management, transfer, recycling and disposal business on the terms set forth in this Agreement.

                  Rangos is willing to refrain from such competition with the Company and its Affiliates on the terms set forth in this Agreement.

                  In consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the Company and Rangos agree as follows:

SECTION 1         CONSULTATION.

                  Commencing at the Effective Time and continuing for a period of five years thereafter, the Company will engage Rangos as consultant for waste collection, management, transfer, recycling and disposal matters only. The duties of Rangos will be as follows: to be available upon reasonable advance notice to advise the Company on matters affecting its waste collection, management, and disposal business; and to advise the Company of any and all waste business acquisition opportunities as to which Rangos or any of his Affiliates shall become aware.
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As used in this Agreement, (i) an "Affiliate" of Rangos shall mean and include any partnership, joint venture, corporation, trust, or unincorporated organization directly or indirectly controlling, controlled by, or under common control with Rangos, and (ii) an "Affiliate" of the Company shall mean any corporation, partnership, joint venture, trust or unincorporated organization directly or indirectly controlling, controlled by, or under common control with the Company.

SECTION 2         COVENANT NOT TO COMPETE.

                  (a) Rangos recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. Rangos, therefore, agrees that at all times during the period commencing at the Effective Time and continuing for a period of five years thereafter, Rangos will not:

                  (1) within the United States of America or within any country where the Company conducts business that is material to the Company, as owner, principal, agent, partner, employee, director, consultant, distributor, dealer, contractor, broker or trustee or through the agency of any corporation, partnership, association or agent or agency, engage directly or indirectly, in any business of (i) rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other waste collection, interim storage, transfer, handling, recovery, processing, treatment, recycling, marketing or disposal, (ii) engineering or design, construction, or operation of any plant, facility or other structure having as its primary purpose the mass- burning of solid or liquid waste with or without any intended efforts to recover from such wastes, energy, steam, ash, fly ash or other constituents of the waste stream, regardless of whether such constituents have any value, or (iii) any other material business engaged in by the Company or its Affiliates;

                  (2) be the owner of more than 1% of the outstanding capital stock of any corporation whose securities are listed on any national securities exchange or quoted in any automated inter- dealer quotation system and that is engaged in any of the businesses described in paragraph above; or

                  (3) be an officer, director or employee of any corporation (other than the Company or a subsidiary of the Company), or a member or employee of any partnership, or an owner, investor, stockholder (except as permitted by Section 2(a)(2) above), lender, agent, consultant, distributor, dealer, contractor, broker or employee of any other business which conducts a business described in paragraph above.





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                  (b)     Rangos agrees that during the term of this Agreement,
he will not directly or indirectly (i) induce any customers of the Company or any of its Affiliates to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business which competes with any material business of the Company or any of its Affiliates; (iii) directly or indirectly request or advise any customers of the Company or any of its Affiliates to withdraw, curtail or cancel such customer's business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or any of its Affiliates. Rangos further agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its management, or any of its Affiliates.

                  (c) If the provisions of this Section 2 are violated, in whole or in part, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin Rangos from such violations without prejudice to any other remedies the Company may have at law or in equity. Further, in the event that the provisions of this Section 2 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws. The provisions of this Section 2(c) shall survive the termination of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it from such breach or threatened breach, including the recovery of damages from Rangos.

SECTION 3         CONFIDENTIAL INFORMATION-INTELLECTUAL PROPERTY.

                  (a) Rangos recognizes and acknowledges that he has and will continue to have access to various confidential or proprietary information concerning the Company or any of its Affiliates of a special and unique value which may include, without limitation, (i) books and records relating to customers, operation, finance, accounting, sales, personnel and management,
(ii) policies and matters relating particularly to operations such as customer lists, customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, know-how, financial data and the like (collectively, the "Protected Information").

                  (b) Rangos agrees, therefore, that he will not at any time during the term of this Agreement, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as expressly authorized by the Company in writing), any of the Protected Information.

                  (c) In the event of a breach or threatened breach by Rangos of the provisions of this Section 3, Rangos agrees that Company shall be entitled to a temporary restraining order





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or a preliminary injunction (without the necessity of the Company posting any bond in connection therewith) restraining Rangos from using or disclosing, in whole or part, such Protected Information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it from such breach or threatened breach, including the recovery of damages from Rangos.

SECTION 4         CONSULTING AND NON-COMPETITION PAYMENTS.

                  (a) Terms. In consideration for the agreement of Rangos set forth n Sections 1 and 2 of this Agreement, and subject to the terms and conditions of this Section 4, the Company shall pay, or cause to be paid, to Rangos payments of $450,000 per annum (the "Annual Rate") to be paid in equal monthly installments (the "Monthly Payments"), which Annual Rate shall be increased for each year during the term of the Agreement, commencing one year following the Effective Time, by ten percent of the Annual Rate during the year then ended. The first Monthly Payment shall be made the first day of the month following the Effective Time (the "Payment Date") and be equal to an amount obtained by multiplying one-twelfth of the Annual Rate by a fraction, the numerator of which shall be the number of days in the month following the date of the Effective Time and the numerator of which shall be 30.

                  (b) Assignment. Subject to Section 4(c), Rangos' obligations and rights pursuant to this Section 4 shall not be assigned or transferred in any way, including without limitation by operation of law, without the written consent of the Company.

                  (c) Disability. In the event because of physical or mental illness or personal injury Rangos shall be unable to perform his duties hereunder, the Company shall continue to pay to Rangos the payments provided for pursuant to this Section 4.

SECTION 5         OTHER BENEFITS.

                  (a) During the term of this Agreement, upon the presentment of an itemized accounting of such expenses, the Company shall reimburse Rangos in an amount not to exceed $150,000.00 annually for expenses incurred by him in (i) obtaining office space in the Pittsburgh, Pennsylvania metropolitan area, (ii) obtaining secretarial services and (iii) obtaining security services.

                  (b) Rangos is authorized to incur reasonable business expenses in connection with providing consulting services pursuant to this Agreement, including expenses for meals, hotel and air travel, telephone, automobile and similar items. The Company shall promptly reimburse Rangos for such expenses upon the presentment of an itemized accounting of such expenses.

                  (c) Rangos shall be entitled to participate in the Company's group life, medical and dental insurance plans and any stock option or stock ownership plans applicable to directors or consultants.





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                  SECTION 6       NOTICE.

                  (a) All notices called for under this Agreement must be in writing and will be deemed given if:

                          (1)     delivered personally;

                          (2) delivered by facsimile transmission and receipt is acknowledged verbally or electronically;

                          (3)     telexed; or

                          (4) mailed by registered or certified mail (return receipt requested), postage prepaid;

to the parties at the following addresses (or at such other address for a party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt of the notice);

To the Company:

                  USA Waste Services, Inc.
                  5000 Quorum Drive, Suite 300
                  Dallas, Texas  75240

                          Attention:  Earl DeFrates

To Rangos:

                  One Trimont Lane, 2200A
                  Pittsburgh, Pennsylvania  15211


SECTION 7         MISCELLANEOUS.

                  (a) In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this subsection (ii) shall not prohibit any modification allowed under Section 2 hereof). Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.





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                  (b)     No provisions of this Agreement may be amended,
modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Rangos and by a person duly authorized by the Board of Directors of the Company.

                  (c) No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by Rangos; provided, however, that this provision shall not preclude Rangos from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

                  (d) The headings of sections and subsections hereof are included solely for convenience and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  (e) This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas.

                  (f) This Agreement may not be assigned, partitioned, subdivided, pledged, or hypothecated in whole or in part without the express prior written consent of Rangos and the Company. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of the Company, or by any merger or consolidation wherein the Company is not surviving corporation, or by any transfer of all or substantially all of the Company's assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which such assets shall be transferred.

                  (g) If any amounts which are required or determined to be paid or payable or reimbursed or reimbursable to Rangos under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest compounded daily at the annual percentage rate which is three percentage points (4%) above the interest rate which is announced by Citibank, N.A., New York, New York, from time to time, as its Base Rate (or prime lending rate), from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to Rangos until such amounts and any interest accrued thereon are finally paid; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

                  (h) If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the company agrees to pay Rangos' reasonable attorneys' fees (including expenses of investigation) incurred by Rangos in connection with any such dispute or litigation provided





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that Rangos shall be the prevailing party.  The provisions of this subparagraph
(h) shall survive the expiration or termination of this Agreement.

                  (i) The term of this Agreement shall commence on the date hereof and continue until the fifth (5th) anniversary of the date hereof.

SECTION 8         CHANGE IN CONTROL.

                  (a) OPERATION OF SECTION 8. This Section 8 shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect during the term of this Agreement, but shall not be operative unless and until there has been a Change in Control, as defined in subparagraph (b) hereof. Upon such a Change in Control, this Section 8 shall become operative immediately.

                  (b) DEFINITION. "Change in Control" shall mean a change in control of the Company that shall be deemed to have occurred if and when, with or without the approval of the Board of Directors of the Company incumbent prior to the occurrence,

                          (1) more than 50% of the Company's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes Rangos, or

                          (2) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of the Company immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

                  (c) RANGOS' RIGHTS UPON CHANGE IN CONTROL. I, during the term of this Agreement, a Change in Control (as defined in subsection (b) above) occurs, Rangos may, in his sole discretion, within twelve (12) months after the date of the Change in Control, give notice to the Secretary of the Company that he intends to elect to elect to exercise his rights under Section 8 (the "Notice of Intention"). The right to give such Notice of Intention to elect to receive the payment provided for in subparagraph (d) of this Section 8 shall continue for twelve (12) months from the date of the Change in Control. Within thirty (30) days after the Company's receipt of the Notice of Intention, the Company shall provide written notice to Rangos setting forth the Company's computation of the amount that would be payable pursuant to Section 8(d), accompanied by the written opinion of the Company's independent certified public accountants confirming the Company's computation. If Rangos takes exception to the Company's computation of such amount, Rangos may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail Rangos' exceptions to the Company's computation, accompanied by the





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written opinion of Rangos' tax advisor confirming the basis for such exceptions. Exercise by Rangos of his rights pursuant to this Section 8 shall only be made by giving further notice to the Secretary of the Company (the "Notice of Exercise") within sixty (60) days after the Company provides the computation of the amount payable as provided above.

                  (d)     PAYMENT UPON CHANGE IN CONTROL.

                          (1) If Rangos gives the Notice of Exercise described in Section 8(c) to the Company, the Company shall pay Rangos a lump sum amount equal to all payments that the Company would be required to make to Rangos during the then remaining term of this Agreement pursuant to Sections 4 and 5 hereof. The Company shall, within five (5) business days after the date of the Notice of Exercise, deliver to Rangos its cashier's check in the amount payable pursuant to this Section 8(d)(1), and payment of such amount shall terminate Rangos' rights to receive any and all other payments, rights or benefits arising pursuant to this Agreement.

                          (2) Such lump sum payment shall be in addition to and shall not be offset or reduced by (x) any other amounts that have accrued or have otherwise become payable to Rangos or his beneficiaries, but have not been paid by the Company at the time Rangos gives the Notice of Exercise pursuant to this Section 8, and
                                  (y) any indemnification payments that may have accrued but not been paid or that may thereafter become payable to Rangos pursuant to the provisions of the Company's Certificate of Incorporation, By- laws or similar policy, plan or agreement relating to the indemnification of directors or officers of the Company under certain circumstance.s

                  (e) RELIEF FROM OBLIGATIONS. If Rangos gives the Notice of Exercise described in Section 8(c) to the Company, Rangos shall in addition to being entitled to receive the lump sum payment provided for in Section 8(d), be relieved of his obligations under Sections 1 and 2 of this Agreement.





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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date set forth in the first paragraph of this Agreement.

                                        USA Waste Services, Inc.



                                        By:       Earl E. DeFrates
                                            ----------------------------------
                                                Earl E. DeFrates
                                                Executive Vice President



                                             John G. Rangos, Sr.
                                        --------------------------------------
                                                John G. Rangos, Sr.





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